Memorandum



DATE:         July 16, 2001

TO:           Barry Griswell

FROM:         Bob Slepicka, Ind. Staff, G-13, x22558

RE:           New Product for Variable Life Separate Account

CC:           Dave Drury, Ralph Eucher, Joyce Hoffman, Jean Schustek,
              Wendy Winders


Effective November 19, 2001, Principal VUL Accumulator will be introduced and will be using all of the existing divisions (except the High Yield Division) of the Variable Life Separate Account. In accordance with Principal Life Insurance Company Board Resolution No. 12503, passed February 22, 1988, I have directed that the product be added.




/s/Bob Slepicka
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Bob Slepicka